NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS: Mark B. Thomas, CEO	For Immediate Release
HEI, Inc. Announces Management Change
MINNEAPOLIS, MINNESOTA, May 9, 2007 — HEI, Inc. (NASDAQ: HEII — www.heii.com) announced today that its Chief Executive Officer, Mark Thomas has informed the Board of Directors that he will be resigning from the Company effective May 31, 2007. Mr. Thomas has accepted an unsolicited offer from a former consulting client in an unrelated industry. The Company and Mr. Thomas are working on a smooth transition plan through the end of the month and Mr. Thomas will provide ongoing support following his departure. The board of directors has begun a search for a replacement and is considering both internal and external candidates. “My decision to accept the unanticipated offer for another position was very difficult because of the progress we have made in the past six months. I had fully expected to lead HEI along with the board of directors to a strong and profitable future. I am confident that the employees and board of directors will continue on with the work that is currently underway and I expect HEI to be successful”, said Mark Thomas, CEO.
HEI’s Chairman of the Board, Thomas F. Leahy commented, “The board of directors is pleased with all of the progress that has been made in the past several months in laying the groundwork for the turnaround of our operations. The board of directors is committed to the long-term success of HEI and we are pleased with the efforts of the HEI employees that are working hard to build a future for themselves and the shareholders.”

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, and future results are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses , and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in our annual report on Form 10K for year ended September 2, 2006.